Exhibit 99(a)

NEWS RELEASE

                                                                     [LOGO]
                                                                  FARMSTEAD


CONTACT:
--------
George Taylor, Jr., Chairman
Farmstead Telephone Group, Inc.
Voice:  860-610-6006
Fax:    860-610-6001

                                                      For Immediate Release
                                                      ---------------------

                       FARMSTEAD TELEPHONE GROUP, INC.
          APPOINTS JEAN-MARC STIEGEMEIER PRESIDENT, CEO & DIRECTOR


EAST HARTFORD, CT., October 4, 2004 - Farmstead Telephone Group, Inc. (AMEX:FTG) today named Jean-Marc Stiegemeier as the Company's President and Chief Executive Officer, and a member of its board of directors, effective October 1, 2004. Mr. Stiegemeier, age 59, succeeds George J. Taylor, Jr., the Company's founder, who will continue to serve as Chairman of the
Company.   Mr. Stiegemeier was initially hired by Farmstead as a business consultant in August 2004.

Mr. Stiegemeier comes to Farmstead with extensive experience serving in the capacity of Founder and/or Director and CEO of nine companies in diverse industries, primarily telecom. Mr. Stiegemeier was the principle founder of Exp@nets, a voice and data solutions provider with over $1 billion in revenues, as well as an officer and member of its board of directors. Mr. Stiegemeier also founded and served as CEO and chairman of Telamerica, Inc., one of the largest independent distributors of GTE voice telecommunications products in the Midwestern U.S., which was subsequently acquired by Honeywell. Mr. Stiegemeier has also served in the capacity of CEO for Honeywell-Telamerica, California-Telamerica, Franklin Industries Inc., Lucht, Inc., Ships Entertainment, Inc. and Morrow Optical, Inc.

"We are extremely excited to have Mr. Stiegemeier join our company", said Taylor. "He brings to Farmstead a deep understanding of the telecom industry, and his proven record of building successful companies and strategically re-directing organizations in changing times is significant. At Exp@nets, Mr. Stiegemeier designed the strategy and raised the capital that resulted in the acquisition of 23 companies with combined annual revenue in excess of $1 billion. Mr. Stiegemeier


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Farmstead Appoints Jean-Marc Stiegemeier President, CEO and Director
Page 2


has a vision and plan for Farmstead to become a major contributor in the telecommunications sector, which should bring enhanced value to all Farmstead shareholders, customers and employees."

Mr. Stiegemeier said "I am very pleased to have been provided the opportunity to become part of the Farmstead team. Farmstead has for many years been providing quality products and service to its customers nationally. Farmstead's maturity, reputation and knowledge of its customers' needs will provide the necessary infrastructure for Farmstead to strategically re-direct its business to meet the challenges of this ever-changing telecommunications sector. I see 2005 as a year of growth for Farmstead and a return to profitability, and I am truly excited to have the opportunity to lead the Farmstead team in attaining these goals."

About Farmstead
---------------

       Farmstead Telephone Group, Inc. is an Avaya Inc. Gold Business Partner, selling both new and refurbished Avaya business communications products nationwide. Further information about Farmstead Telephone may be found at http://www.farmstead.com.


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This release contains forward-looking statements that involve risks and uncertainties. In addition to historical information, investors should consider carefully the risks associated with an investment in the Company's securities as previously outlined by the Company in its prior filings with the Securities and Exchange Commission.


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